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OPINION OF MICHAEL S. KROME
Exhibit  5.1



                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York  11755
                                 (631) 737-8381



                                                December 9, 2002


National  Management  Consulting,  Inc.
150  Broad  Hollow  Road
Melville,  New  York  11747


Dear  Sirs:

     You have requested an opinion with respect to certain matters in connection with the filing by National Management Consulting, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 310,000 shares, par value $0.0001 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

     The  shares  to  be  covered  by  the  Form  S-8  include:

     1. 25,000 shares of common stock to be issued to Jerry Rukin, and payable to Agincourt, Inc., for partial compensation and expenses due to him;
     2. 100,000 shares of common stock to be issued to Steven Wildstein pursuant to the Agreement entered into by the Company; and
     3. 100,000 shares of common stock to be issued to Consulting Solution Group, Inc., for the benefit of Cary Kolopsky, for the payment of consulting fees.

     In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

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     We  have  also  reviewed  the  previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very  truly  yours,


                                        Michael  S.  Krome









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